Exhibit 10.1

Trex Company, Inc.

Description of Management Compensatory Plans and Arrangements

Components of Executive Compensation

In accordance with the rules of the New York Stock Exchange, all components of compensation for the chief executive officer and other executive officers of Trex Company (the “Company”) are determined by the compensation committee of the board of directors, all of whom meet the independence requirements prescribed by such rules.

The Company’s executive compensation program includes a base salary, annual cash incentive and long-term incentive compensation in the form of stock appreciation right awards and restricted shares issued under the Trex Company, Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”).

Base Salary. Base salaries are the only non-variable element of the Company’s total compensation. They reflect each executive officer’s responsibilities, the impact of each executive officer’s position, and the contributions each executive officer delivers to the Company. Salaries are determined by competitive levels in the market for executives with comparable responsibilities and job scope based on the Company’s peer group and the results of executive compensation surveys, as well as the Company’s internal equity considerations. Each year, at its December meeting, the compensation committee reviews and establishes the base salaries of the Company’s executive officers for the next calendar year. Salary increases, if any, are based on individual performance, market conditions and Company performance. To gauge market conditions, the compensation committee evaluates the peer group and market data compiled by its consultant. Base salaries are set upon review of the peer group and market data provided to the compensation committee upon consideration of the executive officer’s experience, tenure, performance and potential.

Annual Cash Incentive. The Company pays annual cash incentive to its Chief Executive Officer, other executive officers, and other key employees generally based upon the achievement of the Company’s planned pretax earnings and cash-flow objectives for the fiscal year, which are approved by the board of directors no later than the first quarter of the year.

For each fiscal year, each participant in the plan is assigned a “target incentive,” which is expressed as a percentage of the participant’s annual base salary. The cash incentive amount paid to a participant is determined by multiplying their target incentive by a performance percentage, which is calculated based on the extent to which the planned pretax earnings and cash flow objectives are achieved (excluding any items determined by the Compensation Committee to be extraordinary), subject to the discretion of the compensation committee to increase or decrease such amount. Cash incentive payments are conditional upon the participant’s continued employment by the Company through the date of grant, and are pro rated for employees who have served for less than a full year.

Long-Term Incentive Compensation. The Company maintains a long-term executive incentive compensation plan for the benefit of its Chief Executive Officer, other executive officers, and other key employees. Awards under the plan are made under the Stock Incentive Plan by the compensation committee, and are a mix of 50% stock appreciation rights and 50% time-based restricted shares. The total target long-term incentive award for each participant in the plan is expressed as a percentage of the participant’s base salary. The grant of restricted shares is conditional upon the attainment of a certain pretax earning target (excluding any items determined by the Compensation Committee to be extraordinary), subject to the discretion of the Compensation Committee to increase or decrease the award.

Personal Benefits and Perquisites. The Company maintains a limited number of benefit programs available solely to the Company’s executive officers. The personal benefits are considered to constitute a part of the Company’s overall program and are presented in this light as part of the total compensation package approved by the compensation committee at the time of an executive officer’s hiring or promotion, as part of the compensation committee’s review of each executive officer’s annual total compensation, and in compensation discussions with executive officers.

Other Compensatory Plans

The Company’s executive officers also are eligible to participate in the Company’s 401(k) plan, which is available to all regular Company employees.